Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated July 20, 2011, with respect to the statement of revenues and certain expenses of the Regal Parking Garage for the year ended December 31, 2010, which is included in American Realty Capital New York Recovery REIT, Inc.’s Current Report (Form 8-K/A) dated July 20, 2011, filed with the U.S. Securities and Exchange Commission.

We hereby consent to the incorporation by reference of said report in the Registration Statement of American Realty Capital New York Recovery REIT, Inc. on Form S-11 (File No. 333-163069, effective September 2, 2010).

/s/ GRANT THORNTON, LLP

Philadelphia, Pennsylvania

July 20, 2011

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